SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) November 20, 2006

ADUDDELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	000-24684	73-1587867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 N.W. Expressway

Oklahoma City, Oklahoma   73118

(Address of principal executive offices) (Zip Code)

(405) 810-2969

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2006, Aduddell Industries, Inc. (the “Company”) announced that Ron Carte had resigned as its President and Chief Executive Officer, effective November 20, 2006. A copy of the press release announcing Mr. Carte’s resignation is attached hereto as Exhibit 99.1. Mr. Carte will remain on the Company’s Board of Directors and will serve as the Company’s Director of Business Development for the State of Oklahoma.

The Board of Directors appointed Major General Stan Genega, U.S. Army, retired (Age 63), who has served as a member of the Company’s Board of Directors since April 2006, as the Company’s new President and Chief Executive Officer.

Mr. Genega has extensive experience in all aspects of business management, from driving growth to cost management, and from operations to business development. Since 2002, Mr. Genega was president of Jacques Whitford Company Inc., an environmental engineering consulting company. While there, Mr. Genega rapidly turned the company around, achieving profitable operations within six months for the first time in over two years. From 1997-2001, Genega was Senior Vice President of Stone & Webster Inc./Shaw Group where he oversaw a doubling of revenues to $200 million, achieved profitability and participated in the transition to the new ownership following the sale to Shaw. From 1988 through 1997, Genega filled various posts in the United States Army, most recently at the rank of Major General and Director of Civil Works. As Director of Civil Works, General Genega was Chief Operating Officer of a 27,000 person, $4 billion per year agency with 900 separate locations within the United States.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated November 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADUDDELL INDUSTRIES, INC.

/s/Reggie Cook________________________
Reggie Cook
Chief Financial Officer and Secretary

November 27, 2006

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

99.1	Press Release dated November 27, 2006	Filed electronically herewith